Third Quarter 2007 Business Update

Good afternoon and welcome to Select Comfort’s third quarter business update.  This is Jim Raabe, Chief Financial Officer at Select Comfort Corporation.  Today’s call was recorded for replay after the close of the financial markets on Wednesday, September 12.  The replay will remain available on our website at www.selectcomfort.com until our next update, currently planned for Wednesday, October 24, 2007.

The information in this call contains forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties which may cause actual results in future periods to differ materially from forecasted amounts.  These risks are outlined in our earnings releases and discussed in some detail in our annual report on Form 10-K and other periodic filings with the SEC.  We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

As a reminder, it is not our practice to provide quarterly guidance.  The purpose of our business update is to provide insight into current-quarter performance relative to the company’s annual targets.

Today’s business update is based on actual business results for the 10-weeks extended through Labor Day, September 3rd.  Importantly, we still have three weeks to go before quarter-end, so third quarter results are still subject to change.  My comments will address the following main points:

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First, retail sales trends have improved relative to our performance in the first and second quarters. That stated, our business performance is not as consistent as we would like, including sales which were below last year’s record Labor Day weekend;

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Second, we are currently on track to achieve the low-end of our full year sales and earnings targets. However, sales improvements are not likely to be sufficient to achieve the current third quarter consensus estimate of $0.27 per diluted share, and

•	Third, we have invested an additional $37.6 million to repurchase 2.3 million shares of stock this quarter at an average price of $16.65 per share.

As noted, sales trends have improved, and although we are not yet achieving positive comps, results suggest we will reverse the 6-quarter declining trend in same store comps when we report actual third quarter results next month.  We are comfortable that our trends are improving and that we are on the right track. We attribute the improved performance in our business to two things:  The compelling features of our new beds, especially our high-end models, and fundamental improvements in our sales and marketing efforts.

Third Quarter 2007 Business Update – Page 2 of 2

Operationally, we are experiencing favorable sequential gross margins.  The transition to our new model line-up and fire retardant products in the back half of the year have been effectively met with manufacturing process improvements and sourcing gains as planned at the beginning of the year.  In addition, our hub-and-spoke rollout remains on schedule driving lower costs through improved efficiency and service. This performance, coupled with the favorable trends demonstrated in the first half of the year, gives us increased confidence that we will realize full year gross margins above last year’s level of 60.9%.  Our ability to expand gross margins and control expenses enables us to continue to invest in programs to drive sales and earnings growth long-term.

Third quarter earnings are likely to fall short of consensus estimates, but should approximate third quarter earnings per diluted share of a year ago.  We are pleased with operating margin gains relative to our second quarter performance.  Our initiatives are showing positive results and we are encouraged by our progress. Based on this progress, we are on track to achieve the low end of our full year guidance of $0.87 per diluted share.

We continue to generate significant cash flow, which has allowed us to return a significant amount of capital to our shareholders without stressing our underlying business or credit. On a year-to-date basis, we have returned $132 million through the repurchase of 7.6 million shares of stock at an average price of $17.32.  We currently have $207 million remaining under our share repurchase authorization and continue to view share repurchases as our best method of returning cash to shareholders. However, it is important to reiterate that we feel our best use of cash is to fund the long-term growth of our business.

This concludes today’s call.  We anticipate reporting actual third quarter results after the close of financial markets on Wednesday, October 24th.

Thank you for listening and, as we like to say, sleep well.